                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

             [ ] Preliminary Proxy Statement
             [ ] Confidential, for Use of the Commission Only (as permitted by
                 Rule 14a6(e)(2))
             [X] Definitive Proxy Statement
             [ ] Definitive Additional Materials
             [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12.


                           LONE STAR INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

             Payment of Filing Fee (Check the appropriate box):

             [X] No fee required.

             [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11.

                 (1) Title of each class of securities to which transaction applies:

                 (2) Aggregate number of securities to which transaction
                     applies:

                 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 (4) Proposed maximum aggregate value of transaction:

                 (5) Total fee paid:


             [ ] Fee paid previously with preliminary materials.

             [ ] Check box if any part of the fee is offset as provided by
                 Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 (1) Amount Previously Paid:


                 (2) Form, Schedule or Registration Statement No.:


                 (3) Filing Party:


                 (4) Date Filed:

[LONE STAR INDUSTRIES LOGO]

                                                        300 First Stamford Place
                                                         Stamford, CT 06912-0014
                                                                    203-969-8600

                                                                  March 29, 1999

Dear Stockholder,

     On behalf of the Lone Star Board of Directors, I cordially invite you to attend the Company's 1999 Annual Meeting of Stockholders to be held on Thursday, May 13, 1999, commencing at 10:00 a.m. in the Hyatt Regency Hotel in Old Greenwich, Connecticut.

     The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important, regardless of the number of shares that you own. I urge you to read the Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, even if you currently plan to attend the meeting. Returning the proxy card will not prevent you from voting in person, but will assure that your vote is counted.

                                          Sincerely,
                                          David W. Wallace

                                          David W. Wallace
                                          Chairman of the Board

                          [LONE STAR INDUSTRIES LOGO]

                           LONE STAR INDUSTRIES, INC.
                            300 FIRST STAMFORD PLACE
                            STAMFORD, CT 06912-0014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of Lone Star Industries, Inc., a Delaware corporation, will be held on Thursday, May 13, 1999, at 10:00 a.m. in the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 for the following purposes:

Proposal 1.  To elect three directors for a three-year term ending in 2002.

Proposal 2.  To increase the Company's authorized common stock from 50,000,000 shares to 75,000,000 shares.

Proposal 3.  To ratify the appointment by the board of directors of
             PricewaterhouseCoopers LLP as auditors of the Company for 1999.

Proposal 4.  To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders of record at the close of business on March 19, 1999 will be entitled to vote at the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          JAMES W. LANGHAM
                                          Vice President, General
                                          Counsel and Secretary

March 29, 1999

                                   IMPORTANT

     IF YOU CANNOT ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                          [LONE STAR INDUSTRIES LOGO]

                           LONE STAR INDUSTRIES, INC.
                            300 FIRST STAMFORD PLACE
                            STAMFORD, CT 06912-0014
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 1999

     The enclosed proxy is solicited on behalf of the board of directors of Lone Star Industries, Inc. ("Lone Star" or the "Company") in connection with the annual meeting of stockholders to be held on Thursday, May 13, 1999, and is being mailed to you on or about March 29, 1999. Only stockholders of record at the close of business on March 19, 1999 will be entitled to notice of and to vote at this meeting. As of that date, the Company had outstanding approximately 20,298,586 shares of common stock (all share numbers contained in this proxy statement reflect the Company's recent two-for-one stock split). Each share of common stock is entitled to one vote on all proposals. Neither the certificate of incorporation nor the by-laws of the Company provide for cumulative voting of stock.

     Directors are elected by plurality vote. The affirmative vote of a majority of the shares of common stock outstanding is required for the approval of Proposal 2. The affirmative vote of a majority of those shares of common stock represented and entitled to vote at the meeting is required for the approval of Proposal 3. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but broker non-votes on any matter are not considered present and entitled to vote on that matter. Consequently, only abstentions will have the effect of a vote against Proposal 3.

     A stockholder executing and returning a proxy in the accompanying form has the power to revoke such proxy by written notice to the Secretary of Lone Star prior to the meeting or by attending the meeting and voting in person. All proxies properly executed and returned to Lone Star will be voted at the meeting. Proxies may be solicited by mail, telephone, telecopy or personally by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, 20th Floor, New York, New York 10022, which has been engaged for a fee of $7,500 plus expenses for this purpose. The cost of soliciting proxies will be paid by the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

     Lone Star's certificate of incorporation provides for the division of the board of directors into three classes, with the directors in each class serving for a term of three years. Each class of directors consists, as nearly as possible, of one third of the number of directors constituting the entire board of directors.

     Since the terms of the directors of Class III expire at the 1999 annual meeting, three Class III directors are to be elected to serve until the 2002 annual meeting and until their successors are elected and qualified. While the board of directors has no reason to believe that any of the named nominees is unavailable or will not serve if elected, if this occurs the proxies will be voted for a substituted nominee selected by the board of directors or, at its option, the board may reduce the number of its members.

NOMINEES FOR DIRECTOR (CLASS III)

     Theodore F. Brophy, 75, has been a director since 1992 and is a member of the executive and audit committees of the board. He has been a consultant and director of various companies. Until May 1988,

Mr. Brophy was Chairman and Chief Executive Officer of GTE Corporation, a telecommunications company. In 1988, he was Chairman, United States Delegation to the World Administrative Conference on Space Communications.

     Robert G. Schwartz, 71, has been a director since 1994 and is a member of the executive and compensation and stock option committees of the board. Mr. Schwartz retired as Chairman of the Board of Directors, President and Chief Executive Officer of the Metropolitan Life Insurance Company in 1993, having held these positions since 1989. He has continued as a director of the Metropolitan Life Insurance Company, and is also a director of COMSAT Corporation, Lowe's Companies, Inc., Mobil Corporation, Potlatch Corporation and The Reader's Digest Association, Inc., and a member of the Board of Trustees of the Consolidated Edison Company of New York. Mr. Schwartz is a member of the Business Council, a Trustee of the Committee for Economic Development and a director of the Horatio Alger Association of Distinguished Americans, Inc.

     Jack R. Wentworth, 70, has been a director since 1992 and is Chairman of the compensation and stock option committee of the board. From 1984 to 1993, he was Dean of the Graduate School of Business, and is Arthur M. Weimer Professor Emeritus of Business Administration at Indiana University. Professor Wentworth is also a director of Kimball International, Inc. and Market Facts, Inc.

CONTINUING DIRECTORS -- TERM TO EXPIRE 2000 (CLASS I)

     Arthur B. Newman, 55, has been a director since 1994 and is a member of the audit committee of the board. Since May 1991, he has been a senior managing director of The Blackstone Group L.L.C., a private investment banking firm. Mr. Newman is a director of Toys "R" Us, Inc.

     Allen E. Puckett, 79, has been a director since 1976 and is Chairman of the audit committee of the board. Since April 1987, he has been Chairman Emeritus of Hughes Aircraft Company, a manufacturer of aerospace and missile systems, data processing systems and industrial electronics equipment. From 1978 to 1987, he was Chairman of the Board and Chief Executive Officer of Hughes Aircraft Company. Dr. Puckett is also a director of the University of Southern California, the Museum of Flying and the Center for Russian and Eurasian Studies.

     David W. Wallace, 75, has been a director since 1970 and has served as Chairman of the Board of Lone Star since January 1991. He is also Chairman of the executive committee of the board. Mr. Wallace is a director of The Northstar Mutual Funds, a family of mutual funds, and The Emigrant Savings Bank.

CONTINUING DIRECTORS -- TERM TO EXPIRE 2001 (CLASS II)

     James E. Bacon, 68, has been a director since 1992 and is a member of the executive, audit and compensation and stock option committees of the board. He is a private investor and consultant. From 1986 to 1990, he was Executive Vice President and a Director of United States Trust Company, a bank holding company, and a Trustee of United States Trust Company of New York. Mr. Bacon is a trustee of the funds advised by Nuveen Institutional Advisory Corp.

     William M. Troutman, 58, has been a director since 1992 and is a member of the executive committee of the board. Since 1986, he has been President and, since May 1997, Chief Executive Officer of Lone Star.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board has standing audit, compensation and stock option and executive committees.

     The audit committee recommends the principal auditors of Lone Star, consults with the principal auditors with regard to the plan of audit, reviews the report of audit and the accompanying management letter, consults with the principal auditors with regard to the adequacy of internal controls, and consults with Lone Star's internal auditor on these matters.

     The compensation and stock option committee approves compensation arrangements for senior management, approves and recommends to the board of directors the adoption of any compensation plans in which officers and directors are eligible to participate, and grants stock options and other benefits under these plans.

     The executive committee is empowered to exercise all of the authority of the board of directors, except that it does not have the power to rescind any action previously taken by the board of directors or to take certain actions enumerated in the Company's by-laws (such as amending the Company's certificate of incorporation, changing the Company's dividend policy or adopting an agreement of merger or consolidation).

     Lone Star has no nominating committee or other committee of the board performing a similar function.

MEETINGS OF THE BOARD AND COMMITTEES

     Five meetings of the board of directors, two meetings of the audit committee, and three meetings of the compensation and stock option committee were held during 1998. Each director attended at least 75% of the aggregate number of meetings of the board and committees on which he served.

DIRECTORS' COMPENSATION

     All directors, other than Messrs. Wallace and Troutman, are compensated for their services pursuant to the Lone Star Industries, Inc. Voluntary Deferred Compensation Plan for Non-Employee Directors (the "Plan"). Under the Plan, non-employee directors receive an annual retainer fee of 800 shares of common stock, subject to adjustment in certain circumstances, and $10,000 in cash. These retainer fees are paid quarterly in arrears. The Plan permits non-employee directors to defer all or a part of the cash portion of their annual retainer fee in an interest-bearing account (an "Interest Account"). Interest is credited to the Interest Account at the prime rate, compounded monthly. The Plan also permits participants to defer receipt of all or a part of the common stock portion of their annual retainer fee in a stock equivalent account (the "Phantom Share Account"). The Phantom Share Account contains phantom units, each of which is equivalent in value to a share of common stock. Phantom units are credited with dividends which are reinvested in additional phantom units. In addition to these annual retainers, non-employee directors receive $1,000 for each board and board committee meeting attended and $2,500 annually for any board committee they chair.

     Non-employee directors also are provided $100,000 of life insurance, and if they leave service as a director after having served a minimum of five years, are entitled to continued life insurance and they (or their estates) are entitled to annual payments of $15,000 for 10 years after the date they leave service (the "Director Deferred Compensation"). Having served as a director for more than five years prior to becoming an employee of Lone Star, Mr. Wallace is entitled to the Director Deferred Compensation and the continuation of his life insurance.

     The Company's Directors Stock Option Plan provides for the grant to non-employee directors of options to purchase up to 100,000 shares of common stock, subject to adjustment under certain circumstances. Under this plan, each non-employee director annually is granted a ten-year option to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. All such options vest six months from the date of grant. The plan is administered by the board of directors and expires on March 10, 2004.

                             EXECUTIVE COMPENSATION

     The following table shows, for the three fiscal years ended December 31, 1998, the compensation paid by the Company to its Chief Executive Officer and four other most highly paid executive officers.

SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                          ---------------------------------
                                            ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                     ----------------------------------   -----------------------   -------
             (a)               (b)     (c)        (d)          (e)           (f)          (g)         (h)         (i)
             ---               ---     ---        ---          ---           ---          ---         ---         ---
                                                              OTHER                    SECURITIES                 ALL
                                                              ANNUAL      RESTRICTED   UNDERLYING                OTHER
                                                           COMPENSATION     STOCK       OPTIONS/     LTIP     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY    BONUS(1)       (2)         AWARD(S)       SARS      PAYOUTS       (3)
 ---------------------------   ----   ------    --------   ------------   ----------   ----------   -------   ------------
David W. Wallace.............  1998  $213,500   $210,000     --            --           --           --         $ 28,071
  Chairman of the Board        1997   204,166   200,000      --            --           --           --           27,019
                               1996   170,833    75,000      --            --           --           --          465,489
William M. Troutman..........  1998   406,667   400,000      --            --           --           --           19,630
  President and Chief          1997   382,788   350,000      --            --           --           --           88,134
  Executive Officer            1996   306,250   137,500      --            --           --           --          477,948
Roger J. Campbell............  1998   193,167   190,000      --            --           --           --           13,686
  Vice President --            1997   187,083   185,000      --            --           --           --           13,660
  Cement Operations            1996   176,250    85,000      --            --           --           --           65,909
Michael W. Puckett...........  1998   183,000   180,000      --            --           --           --           11,842
  Vice President -- Cement     1997   177,083   175,000      --            --           --           --           12,231
  Sales and Concrete
    Operations                 1996   166,250    80,000      --            --           --           --           33,339
William E. Roberts...........  1998   188,083   185,000      --            --           --           --           10,833
  Vice President, Chief        1997   179,166   175,000      --            --           --           --           10,319
  Financial Officer,
    Controller                 1996   166,250    80,000      --            --           --           --          384,282
  and Treasurer

---------------
(1) Bonuses under the Company's Executive Incentive Plan are paid during the first quarter of the year following the year for which the bonuses are earned.

(2) Perquisites and other personal benefits were less than either $50,000 or 10% of the total annual salary and bonus for 1996, 1997 and 1998 for each of the named executive officers.

(3) Other Compensation in 1996 consisted principally of (i) a one-time nonrecurring payment by Rosebud Holdings, Inc., the Company's liquidating subsidiary, under the Rosebud Incentive Plan, which was established with the approval of the Company's creditors and the bankruptcy court in connection with the Company's emergence from bankruptcy in 1994; (ii) one-time premium payments to insurance companies for fully paid policies covering litigation costs, if any, that may arise in connection with enforcing change of control agreements previously entered into with executives as described below; and
    (iii) in the case of Messrs. Wallace and Troutman, one-time premium payments to insurance companies for fully paid policies covering the costs of certain retiree medical and life insurance benefits previously granted to the executives as described below in the event that the Company fails to provide such benefits following a change of control, together with payments to Messrs. Wallace and Troutman for the taxes paid on the noncash compensation represented by these premiums. Additional components of Other Compensation include (a) Company contributions under the Savings Plan for Salaried Employees; (b) Company contributions under the Employees Stock Purchase Plan; (c) group term life insurance premiums; and (d) in 1997, relocation costs reimbursed to Mr. Troutman.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Company has employment agreements with each of David W. Wallace and William M. Troutman. Pursuant to their respective agreements, Mr. Wallace is Chairman of the Company at an annual salary of $218,400, and Mr. Troutman is President and Chief Executive Officer of the Company at an annual salary of $416,000. Each of these employment agreement's initial term runs through June 30, 2000 and, thereafter renews for successive two-year terms unless terminated at the end of the then current term by either the Company or the executive on at least six months prior notice (in which case, if terminated by the Company, the executive receives one year's salary as severance pay and receives medical and certain other benefits during this one-year period). Upon a "change in control", as defined in his agreement, each of Messrs. Wallace and Troutman may terminate his employment and receive severance pay equal to two and one-half years' salary and receive medical and certain other benefits during this severance period. These termination payments will be "grossed up" to reimburse the executive for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"). The agreements require the Company to establish a grantor trust to fulfill its financial obligations under the agreements (such trust to be funded upon a change of control).

     Mr. Troutman is entitled to receive annual retirement benefits at age 65 which amount to 50% of his salary and bonus, and in no event shall such benefits be less than $350,000 annually. These benefits will be reduced by the sum of the annual retirement benefits paid to him pursuant to the Salaried Employees Pension Plan. These benefits will be paid under an annuity purchased by Lone Star in 1989 and another annuity the Company is required to purchase on Mr. Troutman's behalf within 30 days after his termination of employment. If Mr. Troutman's employment terminates prior to his 62nd birthday, for reasons other than a change in control or a disability, his retirement benefits will be reduced by 5% for each year between the date of his termination and his 62nd birthday. There will be no reduction if Mr. Troutman's termination occurs as a result of a change in control or disability or if the termination occurs on or after his 62nd birthday. Upon his death, the retirement benefits will be paid to his spouse until her death.

     Upon retirement, Messrs. Wallace and Troutman, and their respective spouses, will be entitled to full payment for certain medical services and expenses pursuant to agreements between each of them and the Company. These medical benefit payments are to be reduced by an annual deductible per insured of $1,000 prior to age 65 and $750 thereafter, with benefit payments coordinated with medicare and with a lifetime benefit limit to each person of $1.0 million. Upon retirement, Lone Star also will provide Messrs. Wallace and Troutman retiree life insurance on the same basis as that presently in effect for Lone Star's salaried retirees.

     The Company has entered into change of control agreements with Messrs. Campbell, Puckett and Roberts. Pursuant to these agreements, in the event his employment is not continued on a substantially equivalent basis for a year following a change of control, or if for any reason he elects to terminate his employment during a thirty-day period commencing on the first anniversary of the change of control, the officer is entitled to severance pay equal to two and one-half years' base salary and to medical and certain other benefits for this two and one-half year period. From and after a change of control, the Company is required to provide these executives (if they are eligible after taking into consideration the two and one-half year termination period) retiree life insurance and medical benefits at least as favorable as under the Company's then existing retiree medical insurance and retiree life insurance program. The agreements remain in effect until July 1, 2001. Upon a change of control, the named executives also are entitled to a bonus equal to 100% of their then base salary under the Company's Executive Incentive Plan and, except for Mr. Troutman, to certain pension benefits under a Supplemental Executive Retirement Plan described below. The termination payments under the change in control agreements will be "grossed up" to reimburse the executive for any excise tax imposed by Section 4999 of the Code.

STOCK OPTIONS

     The following table provides information on stock options exercised during the year ended December 31, 1998 and option holdings as of that date by executive officers named in the Summary Compensation Table.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                NUMBER OF                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 SHARES                 OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
David W. Wallace.............     --         $ --          --            --           $   --          $ --
William M. Troutman..........     --           --         100,000        --            2,912,250        --
Roger J. Campbell............     --           --          --            --               --            --
Michael W. Puckett...........     --           --          --            --               --            --
William E. Roberts...........     1,600       43,800       41,400        --            1,205,670        --

---------------
(1) The closing price of a share of common stock on the New York Stock Exchange for the last trading day of 1998 was $36.81.

PENSION PLAN

     The following table shows the estimated annual benefit payable upon retirement to persons in specified compensation and years of credited service classifications under the Lone Star Salaried Employees' Pension Plan and Supplemental Executive Retirement Plan:

                      ESTIMATED ANNUAL PENSION BENEFIT PAYABLE AT NORMAL RETIREMENT
                            ASSUMING THE FOLLOWING YEARS OF CREDITED SERVICE
  ASSUMED AVERAGE     -------------------------------------------------------------
ANNUAL COMPENSATION     10        15         20         25         30         35
-------------------   -------   -------   --------   --------   --------   --------
     $125,000         $17,700   $26,500   $ 35,300   $ 44,100   $ 53,000   $ 62,200
      150,000          21,700    32,500     43,300     54,200     65,000     76,200
      175,000          25,700    38,500     51,400     64,200     77,000     90,300
      200,000          29,700    44,500     59,400     74,200     89,100    104,300
      250,000          37,700    56,600     75,500     94,300    113,200    132,400
      300,000          45,800    68,600     91,500    114,400    137,300    160,500
      350,000          53,800    80,700    107,600    134,500    161,300    188,600
      400,000          61,800    92,700    123,600    154,500    185,400    216,700

     The compensation covered by the qualified plan includes base pay, subject to ERISA limitations of $228,860 for 1992, $235,840 for 1993, and $150,000 for
1994 through 1996 and $160,000 for 1997, 1998 and later years. The compensation covered by the supplemental executive retirement plan includes base pay plus bonuses with no limitation.

     The years of credited service for David W. Wallace, William M. Troutman, Roger J. Campbell, Michael W. Puckett and William E. Roberts are 8, 16, 13, 29 and 24, respectively. Mr. Troutman is not a participant in the supplemental executive retirement plan.

     The qualified plan benefits are payable for the lifetime of the individuals, while the supplemental benefits are payable as a lump sum. The benefits shown are payable without reduction at age 62 or later, and are not subject to any deductions or offsets. However, ERISA currently limits benefits payable at age 65 to $118,800 for 1994, $120,000 for 1995 and 1996, $125,000 for
1997 and $130,000 for 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Metropolitan Life Insurance Company and its affiliate, Metropolitan Insurance and Annuity Company (together, "Met Life") are parties to a registration rights agreement pursuant to which the Company has registered Company securities held by Met Life. Pursuant to this agreement, the Company is obligated to pay all expenses incident to the registration, offering and sale of the securities offered to the public, other than underwriting commissions, and to indemnify these parties against certain civil liabilities, including liabilities under the Securities Act of 1933. In late 1998, Met Life sold in an underwritten public offering 4.6 million shares of the Company's common stock, resulting in Met Life's no longer being a five percent stockholder. Expenses from such offering paid by the Company approximated $350,000. In connection with the offering, the Company purchased from Met Life 135,000 warrants to purchase 270,000 shares of common stock at a price per warrant of $46.97, which price was below the then trading price of the warrants and was calculated so as to result in Met Life's receiving the amount which it would have received, net of underwriting discounts, if it had exercised the warrants and sold the stock in the offering.

     On August 28, 1998, the Company purchased 800,000 shares of common stock from J. Allan Mactier, a five percent stockholder, at a price of $32.875 per share, a price which reflected the then trading price of the common stock.

     Met Life provides various services in connection with the Company's sponsorship and administration of its salaried and hourly employee 401(k) savings plans and holds the $50 million principal amount of Lone Star's 7.31% Senior Notes due 2007.

                          REPORT AND PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of Lone Star's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including the Company's Annual Report on Form 10-K for 1998 and the Company's currently effective Registration Statements on Form S-3 and S-8, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                  REPORT OF THE COMPENSATION AND STOCK OPTION
                      COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL PHILOSOPHY

     The Company's general philosophy for the compensation of its executives is based on the premise that levels and types of compensation should be established to support the Company's business strategy and long-term development and to enhance stockholder value. Such compensation must also be competitive with that offered by comparable companies in order to attract, retain and reward executives capable of achieving those objectives.

     When the Compensation and Stock Option Committee considers executive compensation it is guided by the experience of the executive involved, future initiatives for and challenges to the Company, the executive's expected contribution to the Company's performance and compensation arrangements in businesses similar to that of the Company. The Committee believes that a significant portion of a senior executive's compensation should be dependent on value created for the stockholders. Performance bonuses as well as options and other stock ownership programs are excellent vehicles to accomplish this by tying an executive's interests directly to the stockholders' interests.

     If appropriate in the judgment of the Committee, recommendations of a compensation consulting firm are sought in connection with the determination of executive compensation. The Committee considers annually the compensation of the Company executives and held two meetings in 1998.

BASE SALARY

     In 1998 the base salaries of the named executive officers were increased four percent. In setting these salaries, the Committee remains cognizant of the Company's continuing efforts to manage costs, the cyclical nature of the Company's business and the need to recognize the contribution of these individuals. The Company anticipates that it will continue to emphasize incentive compensation rather than change salary structures significantly. In setting salaries no particular formulas or measures were used.

BONUSES

     The Company has an Executive Incentive Plan. This Plan provides for bonuses to be paid in an amount equal to certain percentages of salary determined from formulas tied to various earnings benchmarks. The maximum bonus under the plan is 100% of base salary. All such benchmarks were exceeded in 1998, and each of the named executives received the maximum bonus.

STOCK OPTIONS

     The Company has two option plans, and under the first plan implemented in 1994, all 1,400,000 shares have been granted and all but 241,400 of the options have been exercised. The second option plan was approved by the board of directors and stockholders in 1996 and covers options to purchase, and/or stock appreciation rights that may be exercised with respect to, 3,000,000 shares of common stock. No grants of options or SARs have been made, and the Committee has not made any determination of which executives and managers will receive grants, or the amounts of the grants. The Committee expects that, when made, grants will be based on the recipient's performance and level of responsibility.

GENERAL

     The Committee believes that the Company has an appropriate and competitive compensation program comprised of a sound base salary structure combined with effective long and short term incentives.

     No member of the Committee is a former or current executive officer or employee of the Company or of any of its subsidiaries.
                                          James E. Bacon
                                          Robert G. Schwartz
                                          Jack R. Wentworth, Chairman

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period commencing May 3, 1994 (the date the Company's common stock began trading) and ending December 31, 1998, the cumulative total return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 and a peer group.

     The graph assumes: (1) investment of $100 at the opening of trading on May 3, 1994 in Lone Star's common stock, the S&P 500 and the peer group; and (2) the reinvestment of all dividends.

                                               LONE STAR INDUSTRIES, INC.     STANDARD & POOR'S 500            PEER GROUP
                                               --------------------------     ---------------------            ----------
5/3/94                                                   100.00                      100.00                      100.00
'1994'                                                   115.70                      104.00                       83.52
'1995'                                                   166.37                      143.00                       95.21
'1996'                                                   246.93                      176.25                      122.11
'1997'                                                   357.29                      235.09                      187.18
'1998'                                                   496.65                      301.86                      240.34

---------------
(i) The peer group is comprised of five cement companies: Centex Construction Products, Inc., Giant Cement Company, Lafarge Corp., Medusa Corporation and Southdown, Inc. Medusa Corporation and Southdown, Inc. merged in 1998. The peer group included both companies until the merger and thereafter included the merged company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of common stock at December 31, 1998 provided to the Company by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and executive officers as a group.

                                                         AMOUNT AND NATURE OF        PERCENTAGE OF
                 NAME AND ADDRESS OF                    BENEFICIAL OWNERSHIP OF    OUTSTANDING SHARES
                  BENEFICIAL OWNERS                          COMMON STOCK          OF COMMON STOCK(1)
                 -------------------                    -----------------------    ------------------
FMR Corp. and Affiliates..............................         2,868,400(2)              14.25%
  82 Devonshire Street
  Boston, Massachusetts 02109
James E. Bacon........................................            14,198(3)                (4)
Theodore F. Brophy....................................            16,000(3)                (4)
Arthur B. Newman......................................            20,000(3)                (4)
Allen E. Puckett......................................            12,398(3)                (4)
Robert G. Schwartz....................................            17,600(3)                (4)
William M. Troutman...................................           108,362(3)(5)             (4)
David W. Wallace......................................         1,360,142(6)               6.76
Jack R. Wentworth.....................................            10,266(3)                (4)
Roger J. Campbell.....................................             3,826                   (4)
Michael W. Puckett....................................             1,062                   (4)
William E. Roberts....................................            81,458(3)                (4)
All directors and executive officers as a group (16
  persons)............................................         1,779,616(7)               8.84

---------------
(1) The percentage of outstanding shares of common stock calculation assumes for each beneficial owner that all of the currently exercisable options and warrants beneficially owned by such person or entity are exercised in full by such beneficial owner and that no other options or warrants are exercised by any other stockholders.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. ("FMR"), as investment advisor to various investment companies and as sub-advisor to a trust, beneficially owns an aggregate of 1,583,400 of these shares. A bank subsidiary of FMR beneficially owns 1,241,400 of these shares as a result of its serving as investment manager for certain institutional accounts. Members of a family, including Edward C. Johnson 3d, the Chairman of FMR, and Abigail Johnson, a director of FMR, through their stockholdings and a voting agreement, may be deemed a controlling group with respect to FMR. A former subsidiary of FMR, Fidelity International Limited ("FIL"), of which Mr. Johnson and members of his family are significant stockholders, beneficially owns 131,800 shares, of which 88,200 are included in the foregoing numbers as beneficially held by FMR. FMR and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934. The information contained herein is derived from a Schedule 13G dated February 1, 1999.

(3) Includes shares of common stock which the directors and executive officers had the right to acquire through the exercise of warrants held by them as follows: James E. Bacon -- 166 shares; Allen E. Puckett -- 826 shares; William M. Troutman -- 1,076 shares; Jack R. Wentworth -- 66 shares; Also includes shares of common stock underlying exercisable options, as follows:
    James E. Bacon -- 10,000 shares; Theodore F. Brophy -- 10,000 shares; Arthur B. Newman -- 10,000 shares; Allen E. Puckett -- 10,000 shares; Robert
    G. Schwartz -- 10,000 shares; William M. Troutman -- 100,000 shares; Jack R. Wentworth -- 10,000 shares; and William E. Roberts -- 41,400 shares.

(4) Represents less than 1% of the outstanding shares of common stock.

(5) Excludes 200 shares of common stock held by Mr. Troutman's son, as to which shares he disclaims beneficial ownership.

(6) Excludes 186,196 shares of common stock held by Mr. Wallace's wife. Includes 1,234,000 shares of common stock held by The Robert R. Young Foundation, a charitable foundation (the "Foundation"). Mr. Wallace is an officer and trustee of the Foundation, but has no pecuniary interest in, and receives no compensation, expense reimbursement or other monies from, the Foundation. He disclaims beneficial ownership of all shares held by his wife and the Foundation.

(7) Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. With respect to the executive officers not named above, (i) includes 42 shares of common stock issuable upon exercise of warrants and 100,000 shares of common stock underlying exercisable options and (ii) excludes an aggregate of 1002 shares of common stock, and warrants to purchase 10 shares, held by the wives of two such officers, as to which shares beneficial ownership is disclaimed by such officers.

PROPOSAL 2.  INCREASE IN AUTHORIZED COMMON STOCK

     In December 1998, the Company effected a two-for-one stock split and as a result, at December 31, 1998, 20,122,694 shares of common stock were issued and outstanding; 6,047,606 shares were reserved for issuance upon exercise of the Company's outstanding warrants; and 3,341,400 shares were reserved for issuance in connection with the Company's stock option plans. The Company's common stock is listed on the New York Stock Exchange. As a result of the stock split, the board of directors believes that an increase in the number of authorized shares of common stock will be in the Company's best interests and, consequently, it has approved, has declared advisable and recommends to the stockholders the adoption of an amendment to the Company's certificate of incorporation, increasing the number of authorized shares of common stock from 50,000,000 to 75,000,000.

     The additional shares will give the Company greater flexibility in its affairs by making them available for issuance in transactions (including acquisitions, financings, stock splits or dividends, and grants under employee benefit plans) and at times the board of directors approves. The additional shares of common stock also could be used for issuance or exchange under the terms of the Company's Rights Agreement, dated November 10, 1994 (the "Rights Agreement"). The Rights Agreement provides that, in certain circumstances, including ownership by any person of 15% or more of the Company's common stock, holders of the Company's common stock (other than the 15% or greater holder) would have the right to purchase at the right's then current exercise price, additional shares of such common stock (or, in the event of a subsequent merger of the Company or sale of more than 50% of its assets, the common stock of the surviving or acquiring corporation) valued at twice the exercise price.

     Except for the options, warrants and rights described in the preceding two paragraphs, the Company has no plan, agreement or understanding relating to the issuance of additional shares of common stock. If such an issuance were to occur, further stockholder authorization might be required by the rules of the New York Stock Exchange. Stockholders do not have preemptive rights. Accordingly, certain issuances could be dilutive to existing stockholders.

     The proposed amendment, if passed, would become effective by the Company filing with the Secretary of State of Delaware a Certificate of Amendment. This filing would take place shortly after the stockholders approve the amendment.

PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF AUDITORS

     The board of directors has recommended that stockholders ratify its appointment of PricewaterhouseCoopers LLP as principal independent auditors of the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP has performed the annual audits of the Company's accounts for many years. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to any questions stockholders may have concerning the audited financial statements of the Company and to make a statement, if he or she so desires.

               STOCKHOLDER PROPOSALS FOR YEAR 2000 ANNUAL MEETING

     Stockholder proposals for the Year 2000 annual meeting should be received by the Company no later than November 30, 1999 in order to be considered for inclusion in the Year 2000 annual meeting proxy statement and form of proxy. Stockholder proposals will be considered untimely for purposes of the Year 2000 annual meeting if the Company does not receive notice thereof on or before February 14, 2000, and any such untimely proposal may be voted at the discretion of management at such meeting.

                                 OTHER MATTERS

     The board of directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1998 Annual Report on Form 10-K is being mailed with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          JAMES W. LANGHAM
                                          Vice President, General Counsel
                                          and Secretary

March 29, 1999

                                      PROXY
                                 [LONESTAR LOGO]
                           LONE STAR INDUSTRIES, INC.
                              STAMFORD, CONNECTICUT

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DAVID W. WALLACE, WILLIAM M. TROUTMAN AND JAMES
W. LANGHAM, and each of them, proxies, with full power of substitution, to vote with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Lone Star Industries, Inc. to be held May 13, 1999 at 10:00 a.m. at the Hyatt Regency Hotel, Old Greenwich, Connecticut, for each of the matters listed below and the transaction of such other business as may properly come before the meeting (including adjournments).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE COMPANY HAS NOT RECEIVED TIMELY NOTICE OF A STOCKHOLDER PROPOSAL AND, AS A RESULT, ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              FOLD AND DETACH HERE

                                                          Please mark
                                                          your votes as      [X]
                                                          indicated in this
                                                          example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                         FOR (except as
                                         withheld below)   WITHHELD

Proposal 1 - Election of Directors.           / /             / /

Nominees: Theodore F. Brophy; Robert G. Schwartz and Jack R. Wentworth

(To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)


Proposal 2 -      Approval of Amendment to Certificate of Incorporation to
                  Increase Authorized Common Stock from 50,000,000 shares to
                  75,000,000 shares.

                  FOR                   AGAINST                  ABSTAIN
                  / /                     / /                      / /

Proposal 3 -      Ratification of Appointment of Independent Auditors.

                  FOR                   AGAINST                  ABSTAIN
                  / /                     / /                      / /

Please date Proxy, sign Proxy as your name appears above and return Proxy in the enclosed envelope. If acting as executor, administrator, trustee, guardian, partner, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.


Signature(s)_______________________________________________Date___________, 1999


                              FOLD AND DETACH HERE